Exhibit 10.1
AMKOR TECHNOLOGY, INC.
2045 E. Innovation Circle
Tempe, AZ 85284

Mr. Giel Rutten

Re: Retirement Agreement
Dear Giel:
This letter agreement (this “Letter Agreement”), dated as of October 21, 2025, confirms that you have provided notice of your voluntary retirement from your role as President and Chief Executive Officer of Amkor Technology, Inc. (the “Company”) and all other positions that you hold with all of the Company’s direct and indirect subsidiaries effective as of the end of the day on December 31, 2025. You will remain as an employee of the Company to provide strategic and transition advisory services through March 31, 2026 (the “Advisory Period”). You have not resigned from, and will continue, your position as a member of the Board of Directors (the “Board”).

For the remainder of calendar year 2025 and during the Advisory Period, you will continue to be eligible to receive your current annual base salary and continue your participation in the employee benefit plans and programs sponsored by the Company in which you currently participate. You will also be eligible to receive payment under the 2025 annual executive incentive bonus plan, subject to the achievement of applicable performance metrics and employment through the payment date.

Your existing equity awards of RSUs and PSUs will continue to vest in accordance with their terms, including those scheduled to vest in February 2026, and thereafter, for so long as you remain a director or are otherwise a “Service Provider” (as that term is defined in the Amkor Technology, Inc. 2021 Equity Incentive Plan, as amended) to the Company. No other payments or compensation are due by the Company or any of its direct or indirect subsidiaries to you as an employee of the Company.

Subject to your continued service on the Board, on April 1, 2026, you will become a non-employee director and will begin receiving non-employee director compensation (a pro rata portion from April 1, 2026 until directors are elected in May 2026; and full compensation thereafter) in accordance with the Company’s Non-Employee Director Compensation policy.

Through the Advisory Period, the Company will continue your housing payments in Singapore, and, commencing upon the completion of the Advisory Period and through the end of 2026, the Company will either continue to provide for your participation in Amkor Singapore’s medical benefit plan, subject to your continued eligibility and the terms of such plan, or reimburse you for the cost of equivalent coverage.

You will continue to be covered by the Company’s tax equalization program with respect to all years when you were an employee of the Company or any of the Company’s direct and indirect subsidiaries, including tax filing support for 2025 and 2026.

Except as otherwise expressly set forth in this Letter Agreement, the terms of that certain employment offer letter agreement, by and between you and the Company, dated as of June 24, 2020, and that certain executive severance agreement, by and between you and the Company, dated as of November 15, 2022, will remain in full force and effect.
If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your retirement from the Company, please sign below and return the same to me for the Company’s records.
Very truly yours,

Amkor Technology, Inc.

By:    /s/ Mark N. Rogers
    Mark N. Rogers
    Executive Vice President, General Counsel, and Corporate Secretary

    The above terms and conditions accurately reflect my understanding regarding the terms and conditions of my retirement from the Company, and I hereby confirm my agreement to the same.

                        /s/ Giel Rutten
                        Giel Rutten